Exhibit 14.1

Code of Conduct Parker Hannifin Corporation October 2009

Parker’s Values Statement

We are Parker…

Our business is founded in a history of fair dealings, and listening to our customers and employees. We believe our future growth is assured by honoring that tradition of excellence and by ongoing adherence to our core values.

Winning Culture

We insist on integrity, honesty, respect and ethical behavior. We welcome and encourage diversity in all aspects of our global business. We seek to raise the standard of living through responsible, global stewardship.

Passionate People

We are empowered – every idea counts and every role has a voice. We are dedicated and realize the value of our collective efforts. We believe our strength comes from the relationships we establish with each other, our customers and the world we serve.

Valued Customers

We aim to delight our customers by partnering with them and responding to their needs. We know our success is only possible through increasing our customers’ productivity and profitability, thus ensuring their success as well. We are committed to serving our customers through innovation, value creation, and the highest quality system solutions.

Engaged Leadership

We lead by example, demonstrating our values in all circumstances and at all times. Our experience and abilities are the foundation of Parker’s operational excellence. We hold ourselves accountable for achieving the results our stakeholders expect. We listen to, and encourage one another, and take pride in our growth and accomplishments.

We believe that by adhering to these guiding principles our company will remain the global leader in motion and control. Above all, we believe that through our talents and our products, Parker can make a meaningful difference in our communities and in the world.

We are Parker...

A message from our CEO

Fellow Employees:

Throughout our history, there are many things that have changed the face of Parker Hannifin. Although on the surface we appear to be a vastly different Company than we were 90 years ago, there are some things that are so deeply rooted in our culture that they have remained constant and have guided the behaviors of generations of Parker employees.

Over time, through the actions of each individual in the company, we have established an approach to business that is ethical, honest, and lawful, and that has enhanced our overall reputation. This legacy is consistent with the values upheld by Arthur Parker, who founded our company on a history of fair dealings, and listening to our customers and employees. As employees that represent Parker’s good name, every day in everything that we do, we carry an important responsibility to uphold our founder’s vision and to apply the standards of conduct we expect of everyone.

Parker’s Code of Conduct, which was formerly called our Code of Ethics, is designed to guide our behavior and represents our commitment to do what is right, and to act fairly, and with integrity. The Code does not address every law or policy, or even every ethical judgment you must make, but it does serve as a guide and directs you to where you can find additional help. Each of us, as employees of Parker, has a responsibility to understand and adhere to the standards established in the Code. Please read the Code of Conduct carefully and ask questions if anything about it is unclear.

Parker’s good name, solid reputation and ongoing success depend heavily on every employee assuming a personal responsibility for our business conduct. Thank you for doing your part to uphold the Code of Conduct, to carry on Parker’s legacy, and to shape a new future for the company.

Sincerely,

Donald E. Washkewicz

Chairman, Chief Executive Officer and President

Table of Contents

Introduction	1

Why We Have a Code of Conduct
Employee Responsibilities
Additional Responsibilities for Managers
A Special Responsibility

Promoting a Safe and Productive Workplace	4

Health and Safety
Harassment, Bullying and Violence
Respect and Fair Treatment
Substance Abuse
The Environment

Business Partners	7

Gifts and Entertainment
Conflicts of Interest
Competition and Antitrust
Trade Associations
Import and Export Control Laws

Government and Communities	11

Anti-Corruption and Bribery
Facilitation Payments
Dealing with Governments
Government Lobbying and Political Activities

Company Assets and Financial Integrity	14

Financial Reporting Integrity
Protecting Assets
Intellectual Property
Insider Trading
Electronic Communications

Getting Help	18

Integrity Line
Retaliation
Waiving the Code of Conduct

Introduction

Why We Have a Code of Conduct

Every day, throughout the world, every employee has the ability to influence Parker’s reputation. Parker’s success is the result of building a culture of doing more than just obeying the law. It comes from acting with integrity when dealing with each other, our customers and all of our stakeholders on a daily basis. The Code of Conduct guides our commitment to act honestly, with integrity, and to do what is right.

Parker is a global company operating in diverse geographic locations. Our employees are subject to the laws and regulations of many different countries. While some laws can apply globally, we must also be mindful of observing the customs and the laws in the countries where we operate, as well as organizations such as the European Union.

The reality is that a global company like Parker is regulated by many different laws at the same time and there may be a conflict between the applicable laws of two or more countries. If you are faced with such a conflict, consult with company legal counsel to understand how to resolve the conflict properly.

The Code of Conduct is not a comprehensive document. It is a resource and a reference guide to other important information, including where to get additional help. The Code cannot address every law, or policy, or every business conduct issue that you may face. You should read and familiarize yourself with this Code and ensure that your daily behavior is aligned with these standards.

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Employee Responsibilities

Each one of us, regardless of our job, is responsible for:

•	Understanding the requirements of this Code and asking questions when something is unclear

•	Embracing the values of acting honestly and with integrity

•	Complying with all laws, regulations and company policies

•	Reporting any inappropriate behavior or conduct

•	Attending and supporting annual integrity training

Anyone who violates the Code of Conduct, in spirit or letter, is subject to disciplinary action up to and including termination.

Additional Responsibilities of Managers

Managers and supervisors have additional responsibilities. You must be role models and create a work environment in which everyone who works for you knows that ethical and legal behavior is required of them. Managers and supervisors must always look for indications that illegal or unethical conduct has occurred, and encourage employees to come to you with any concerns they may have. If you know of a violation of the law or the Code you must report it immediately.

You should maintain an open door policy and always be available to your team members. Listen to and address any concerns that they may have. Your employees are an important source of information and can help you avoid serious problems.

Remember, managers and supervisors who do not report violations which they know about or should have known about and allow to occur may be subject to the same disciplinary action as the person committing the violation.

If you ever face an uncertain situation, ask yourself:

•   Is my decision fair and honest and is it consistent with Parker’s Values and Code of Conduct?

•   Is my decision in compliance with all applicable laws and regulations?

•   Will my decision conflict with Parker’s goals and strategies?

•   Would I be comfortable explaining my actions to my family or millions of people on a news broadcast?

If you cannot answer yes to these questions or are still not comfortable with a situation, talk to your manager, call the Integrity Line, or contact any of the other resources listed in the Getting Help section of this Code.

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A Special Responsibility

Parker’s officers and directors have a special responsibility to safeguard and promote a culture of integrity and honesty. All officers, and directors acting in their capacity as Parker’s board members, are subject to all of the requirements of this Code of Conduct. It is the duty of all directors, officers, and senior executives to report any violations of the Code.

Responsibilities for Management:

Every employee has a responsibility to create and maintain a culture of respect, tolerance, and trust. However, if you are a supervisor or manager, you have a special responsibility to develop and encourage a working environment in which every employee:

•   Is treated with dignity and respect

•   Can readily voice any ideas or concerns

•   Has an opportunity to succeed

•   Feels comfortable reporting concerns without fear of retaliation

Q: Do people really get dismissed for violating Parker’s Code of Conduct?

A: Yes. We take our rules of conduct seriously and we enforce them. Dismissal is the standard for any employee, no matter what his or her level in the company, who has committed theft or fraud against the company. Employees may be dismissed for other violations such as conflict of interest, sexual harassment, falsifying company records or soliciting donations from vendors.

Q & A - Questions and Answers

Throughout this Code you will see question and answer inserts. These Q & A inserts are provided to answer common questions that arise, and also to illustrate how the Code topics can apply in real-life settings.

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Promoting a Safe and Productive Workplace

Health and Safety

All employees are entitled to a healthy and safe work environment. Each of us is responsible for following all of the health and safety rules that apply to our jobs. We are all responsible for taking precautions to protect ourselves and our fellow employees from an accident, injury or unsafe condition. If you see or experience an accident, unsafe practice or condition, report it immediately to your supervisor or Human Resource department so the situation can be appropriately remedied.

Q: Sometimes it seems to me that safety is secondary to productivity. What should I do?

A: You should never sacrifice safety to save time or money. Discuss your concerns with your supervisor. If you are not comfortable doing so, take your concern to Human Resources, call the Integrity Line, or contact any of the resources listed in the back of this Code. We all share the responsibility for safety, and the responsibility to speak up without any fear of retaliation even when it’s not popular.

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Harassment, Bullying and Violence

At Parker, every employee is entitled to be treated with courtesy and respect. Harassment, bullying or violence are destructive to a positive work environment and will not be tolerated. Unwelcome advances or requests for sexual favors, inappropriate comments, jokes, intimidation, or physical contact, are unacceptable behaviors.

Employees are encouraged to help each other by speaking out when another individual’s conduct makes them uncomfortable. If you experience or observe any of these behaviors, please advise your line supervisor or Human Resources department, or contact the Integrity Line.

Anyone who engages in harassment, bullying or violence will be subject to disciplinary action and may be subject to criminal prosecution.

Q: Sometimes I feel like my boss is making fun of me and it makes me feel bad. It isn’t sexual or violent but it is very uncomfortable. What should I do?

A: Our values go beyond legal issues and are based on respect and dignity. Discuss the matter with a Human Resources representative with whom you feel comfortable. If that is not feasible, contact the Integrity Line. Your call is confidential and you may remain anonymous.

Respect and Fair Treatment

Parker is committed to building a diverse, inclusive workforce that values and respects the unique character and contribution of each individual. Our policy is to recruit, hire and promote on the basis of skills and performance without regard to age, race, color, religion, sex, disability, national origin, ethnic group, sexual orientation, or veteran status, and to take affirmative action to ensure that these policies are implemented.

Parker expects all employees to support these policies and to treat fellow employees with respect and consideration.

Substance Abuse

Parker is committed to providing a healthy, drug-free environment for all employees. The manufacture, possession, distribution or use, as well as being under the influence of alcohol or illegal drugs in the work-place, is prohibited.

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The Environment

Parker is committed to being a leader in the protection of the environment by continually improving its environmental stewardship to benefit customers, suppliers, employees, shareholders and our global communities. We must all be committed to safeguarding the environment in and around Parker’s plants and properties. It is Parker’s policy to comply with all applicable environmental laws and to take all reasonable precautionary measures to reduce the potential for the release of harmful substances. Should any employee have a concern about the operations, process, control or disposal technique that may affect the environment, that concern should be reported immediately to the employee’s supervisor or to the person assigned environmental responsibility at the employee’s facility.

Policy References: Corporate Policy C3.03, Equal Employment Opportunity; Corporate Policy C3.16, Substance Abuse Policy; Corporate Policy C3.21, Prohibition Against Harassment; Corporate Policy C3.22, Work-place Violence; Corporate Policy C4.12, Environmental, Health & Safety.

Q: We outsource work to a contractor. A person who works for this contractor told me they are not following environmental laws. Does this matter? It’s not our company doing the work, and they are saving everyone money by doing it their way.

A: Yes. It matters. What the contractor is doing might make Parker liable. But, even if there’s no liability, we still care. Doing things the right way means not looking the other way. If you think someone is doing something wrong, do the right thing. Talk with your supervisor, contact Enterprise Compliance or call the Integrity Line.

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Business Partners

Gifts and Entertainment

The exchange of gifts and entertainment is designed to build goodwill among business partners. Although customs differ from country to country, one basic principle applies: an employee should not receive or give a gift or entertainment if the purpose is intended to obligate or unduly influence.

Modest gifts of nominal value such as meals, tickets to the theater, or promotional items are generally acceptable to receive and give. Employees should exercise good judgment and moderation by only offering or accepting gifts or entertainment to the extent they are in accordance with reasonable customs in the marketplace. When gifts or entertainment are widely accepted and customarily practiced, you may offer or receive such gratuities that are lawful, appropriate, of nominal value, and consistent with the business partner’s policies. Accounting records and supporting documentation reflecting gifts and entertainment and who received them must be accurately stated.

Q: I want to give one of our best customers a special gift to say thanks. I have access to some football tickets that I know he would appreciate, but I think it’s against his company’s policy for him to accept them. If he doesn’t care about the policy, can I give him the tickets?

A: No. If you know that giving a gift will violate the customer’s policy, you may not give the gift. Just as we want others to respect our standards, we will respect theirs.

No gifts or entertainment whatsoever should be offered to government employees.

Many government agencies throughout the world, such as the U.S. Department of Defense and NASA, have strict rules which prohibit employees from accepting even the smallest business courtesies, and these rules may also apply to government prime contractors.

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Conflicts of Interest

Employees must avoid any outside interest or activity that creates or appears to create a conflict of interest. A conflict of interest occurs when your personal, social or political activities interfere with your ability to perform your work at Parker objectively and effectively or are advanced at Parker’s expense. Even the appearance of a conflict can have negative effects and should be avoided.

To avoid a conflict of interest, ask questions about any situation that may have the potential to be misinterpreted by others. Conflicts of interest can arise in many ways. Some of the more common situations are:

•	working for a competitor, customer, or supplier.
•	owning a “side business” which competes with, sells to, or buys from Parker.
•	directing business to a supplier in which a family member or someone close to you has an ownership or employment interest.
•	owning financial investments in competitors, suppliers or customers other than nominal investments in public companies.

You must promptly disclose all potential conflicts of interest to Parker’s Office of the General Counsel.

Many conflicts of interest can be resolved in a mutually acceptable way. Failure to disclose a conflict may lead to disciplinary action.

Q: Does the conflict of interest expectation apply to people with whom I have a close personal relationship but who are not my relatives?

A: The Code of Conduct offers examples of areas where conflicts may arise, but it cannot describe every situation. Always keep in mind the spirit of the Code. The concern here is any activity or relationship that interferes with your loyalty and objectivity toward Parker. If you have a personal relationship that has the potential of interfering with how you make decisions at work, or could appear to others to do so, a conflict of interest may exist. Tell your supervisor so the situation can be addressed.

Competition and Antitrust

Competition and antitrust laws are designed to preserve free trade and fair competition around the world. These laws prohibit agreements or understandings between competitors, such as price fixing conspiracies, that undermine competition.

It is Parker’s policy to adhere to the antitrust laws of the United States, competition laws of the European Union, and all similar laws in other countries where we do business.

All customers should be treated fairly and openly, and no preferential trade terms or other treatment should be

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extended to any customer in violation of any law, regulation, or directive. To avoid even the appearance of improper action, Parker absolutely prohibits illegal consultations with competitors regarding prices, customers or territories.

You should not propose or enter into agreements or understandings, expressed or implied, with any competitor about any topics of competitive significance, such as prices, terms, bids, costs, production or marketing plans, proprietary property, market share, production capacity or inventory.

Unlawful agreements need not be written or even consist of express commitments. Agreements can be inferred based on casual discussions or the mere exchange of certain information. If you believe a conversation with a competitor enters an inappropriate area, end the conversation at once and report it to the Office of the General Counsel.

Q: A representative at another company called me and asked me to a meeting in another country about ‘rationalizing’ the market for a product we both supply. Since the ‘rationalizing’ meeting is outside my home country is it OK for me to go?

A: No. You must immediately contact the Office of the General Counsel. Attending a ‘rationalizing’ meeting could be extremely serious criminal conduct. Don’t be fooled by coded words like ‘rationalizing’ and having the meeting in another country, it won’t change the result. This meeting can still break the laws of the UK, the EU, the US and other affected nations.

Trade Associations

Trade association participation poses substantial antitrust and competition law risk as a result of bringing competitors together in one place. You must exercise extreme caution when attending trade association functions and not engage in discussions or activities that would lead to the allegation or appearance of improper behavior. You should be careful to avoid even the appearance of unfair business practices. If you become aware at a meeting or discussion regarding prices, discounts, boycotts, terms of sale or standardization among members of terms or warranties, you should leave immediately and contact the Office of the General Counsel.

Antitrust and fair competition laws are often complicated. You should seek legal counsel before taking any action that might be questioned under such laws.

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Import and Export Control Laws

All countries have laws regulating the import and export of goods. There are both broad-based and country-specific procedures for reporting of international transactions. Import and export regulations can be the subject of national security concerns, raising revenue through duties, and for other trade purposes. Export controls include data transfers or sales of product to certain foreign nationals, sanctioned persons, or entities, even if in the country. Corporate policy prohibits all sales to certain countries subject to embargoes. If you have export responsibilities you should know these countries.

There are severe penalties or sanctions for failing to comply with import and export laws and regulations. These penalties or sanctions can include monetary fines, restricting or eliminating the privilege of importing or exporting, and restricting or eliminating the possibility of selling to the government. The penalties and sanctions are made more severe if there is a lack of awareness of the regulations or if there are intentional violations of the regulations. Accordingly, all employees whose job affects or involves imports and exports must seek training in order to understand and comply with these regulations. Sales, purchasing and shipping are jobs that obviously might be involved with imports and exports.

Most divisions have an export administrator and an import administrator responsible for import and export training and compliance at the division. Questions related to compliance should be directed to these administrators, to the Office of General Counsel, or to Parker’s Corporate Trade Compliance Department.

Policy Reference: Corporate Policy C1.24, No Sales to Certain Restricted Countries; Corporate Policy C4.15, Government Import Requirements

Q: A distributor told me that the products we are exporting will eventually be shipped to a country included on our restricted countries policy. Is this acceptable?

A: No. You cannot bypass export regulations by shipping through another country.This is called re-exporting, or transferring exported US products from the original foreign recipient to another foreign client. If you have knowledge of this transfer and do not try to prevent it, you can be held liable.

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Government and Communities

Anti-Corruption and Bribery

Employees must comply with all anti-corruption and bribery laws, including the U.S. Foreign Corrupt Practices Act (FCPA) wherever we do business in the world. You are strictly prohibited from offering, giving or promising anything of value, directly or indirectly to obtain the influence of foreign officials, candidates or political parties, even if it is local practice. These laws apply to our agents and distributors. We cannot hire third parties to do something that we are not allowed to do directly.

The FCPA requires accurate records to be kept and an adequate system of internal controls to be maintained to ensure the records honestly describe payment transactions. This is to prevent “slush funds,” which some companies have used to conceal illegal payments.

Q: While I understand the company’s policy to abide by high ethical standards, it’s sometimes hard to do that and maintain our competitive standing. I will likely lose a big contract if I don’t pay a local official a bribe. Does the company really want me to lose the business?

A: Yes. Parker would rather lose business if gaining business requires bribery or other improper means. The long-term loss of reputation and credibility will more than offset the short-term gain of winning that contract. More importantly, the contract just isn’t worth violating the law and our high standards of business ethics. If you’re faced with a situation like this, speak to your supervisor, the Office of the General Counsel, Enterprise Compliance or call the Integrity Line.

Facilitation Payments

The FCPA contains an exception for facilitating payments if they are made to clerical-level officials to speed up routine administrative actions such as processing visas or shipments through customs.

However, these payments may be illegal under local anti-bribery laws and Parker strongly discourages their use.

Make sure you understand the difference between a bribe, corruptly giving someone else an item of value in exchange for exercising discretion in your favor, and a facilitating payment. Facilitating payments should never be made without the approval of the Office of General Counsel.

The penalties for violating the FCPA and other anti-bribery laws are severe. They may include fines for Parker as well as fines and imprisonment for the individual. If you become aware of possible foreign transactions or activities that appear to be outside normal business practice, unusual, or excessive, report them at once to the Office of General Counsel.

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Dealing with Governments

As a global company, Parker employees may have contact with government officials. As always, with any information you provide, you should be honest and truthful. When pursuing business with governments, the standards of conduct may be different from the standards when dealing with a commercial business. For example, the standards related to entertainment and gifts generally are more restrictive when a government official is involved.

The laws associated with doing business with the government are often complex and impose serious civil and criminal penalties for violations on both the company and employees participating in improper practices. If you receive a request for information from a government or regulatory agency you should seek advice from your supervisor or the Office of the General Counsel, or if it relates to U.S. Government contracting, contact the Corporate Contract Compliance Office before responding.

Policy Reference: Policy On Contracting With The United States Government, Government Practices Policy

Government Lobbying & Political Activities

Parker may take a public position from time to time on critical issues important to the welfare of its employees, customers, suppliers, shareholders, and others. However, the process by which the company develops those public positions and engages in the political activity are made collaboratively, taking into consideration the needs across the company.

Parker will not permit Company funds or property to be contributed to any political candidate, party, campaign or office holder, whether or not such activity is lawful.

Parker will maintain one or more Corporate approved Political Action Committees (PAC), which must always be funded from voluntary, personal donations. Employees are free to choose whether or not to contribute to a PAC without risk of retaliation. No employee is required to make a contribution, or participate in the support of either a specific political party or candidate.

Lobbying discussions and documents become part of the public record, and may have serious corporate implications across business groups. Therefore, any attempt to influence government legislation, rule making, regulation, or the engagement of a lobbyist, on behalf of the company or any of its business entities, must first be approved by a member of the Parker Management Committee, and the Vice President of Corporate Communications.

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Q: I was invited to attend a fundraising dinner and sat at a table sponsored by Parker. While there, I purchased raffle tickets and won a blind auction. How do I get reimbursed for these expenses?

A: Even though you were there on behalf of the company, the Travel and Other Business Expense Policy doesn’t allow reimbursement for these kinds of charitable contributions. If you purchased a raffle ticket and won, or were the successful bidder on an auction item, the benefit would accrue to you rather than the company.

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Company Assets & Financial Integrity

Financial Reporting Integrity

Complete and accurate records, both financial and non-financial, are crucial to maintaining Parker’s reputation while meeting our responsibility to shareholders, the community and all other stakeholders. All transactions must be recorded in accordance with U.S. and local required accounting principles, and Parker’s reporting policies.

Other documents such as time sheets, expense reports, product quality reports, certifications and regulatory filings must also be complete and accurate. All of these records are important to managing our business. You are required to prepare them as truthfully and accurately as you can.

Q: Our department did not meet the year-end profit projections. My boss just told me “I don’t care how you do it but make the numbers work! Our bonuses are riding on this.” What should I do?

A: You should approach your boss candidly and discuss with him the importance of reporting financial results accurately. Remind him of the consequences if the numbers are reported inaccurately. If your manager continues to insist that you report false numbers, contact the Enterprise Compliance Office or call the Integrity Line.

Protecting Assets

It is everyone’s responsibility to take reasonable precautions to safeguard Parkers assets against loss and theft. Each of us also has a responsibility to use Company resources, including time, materials and equipment, for Company business purposes only and not for personal benefit. Such personal use, without proper permission under this Code, may amount to theft of Company property.

Employees are, for example, expected to engage only in Company related activities during normal business hours and should not use such time for conducting personal business. Company property, such as shop equipment and tools, office materials, and facilities, should not be used for other than Company purposes. Use of such property in connection with community or employee social or personal activities may be authorized only by a Division General Manager, Group President or Vice President, or a Corporate Officer.

There can never be a reason to purposely misstate or falsify any financial records, including the desire to achieve profit projections. Falsifying records is fraud and can result in civil and criminal liability for you and Parker.

If you are asked to record a transaction that is less than honest or accurate, report it to your supervisor or the Corporate Controller, or call the Integrity Line.

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Intellectual Property

Parker’s competitive advantage in the world marketplace is the result of our creative thinking and innovative engineering ideas. We must safeguard our intellectual property. This includes trademarks, patents, copyrights, trade secrets and other proprietary information.

Examples of other proprietary or confidential information include:

•	Sales and marketing databases
•	Product plans
•	Business strategies
•	Research and technical data
•	New product development
•	Employee, customer and supplier lists

We all receive proprietary information in confidence and are expected to maintain that information in confidence and not disclose or use it other than in Parker’s business and for Parker’s benefit. We should not disclose proprietary information to persons outside of Parker or use this information for personal benefit.

When it is necessary to share intellectual property so that a third party can work with us, never disclose such information without management’s prior approval and then only after obtaining a written confidentiality agreement provided by the Office of General Counsel.

If you are concerned about the appropriateness of responding to any information requests, ask your manager or the Office of General Counsel.

Intellectual Property of Others:

We also have a responsibility to not misappropriate the proprietary rights of others. For example, employees must not use or disclose any confidential information of any of their former employers or others in connection with their work for Parker unless authorized by the owner of the confidential information.

Copyrighted materials, including books, articles, computer software programs, video and video tapes, should not be plagiarized or improperly copied.

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Insider Trading

Insider trading violates not only company policy but also securities laws, which can result in significant civil and criminal penalties for Parker and any individuals involved. Insider trading laws apply to officers, directors, employees and consultants as well as family members, friends, business associates and other acquaintances of those persons.

Among other things, you are not allowed to buy or sell stocks in Parker or any other company, based on material non-public information. In addition, no one may tip another person by giving that person material non-public information. Even if you simply overhear a conversation in the hallway or see a document on a copy machine, using such information for personal benefit is not allowed.

Material non-public information is information that is not available to the public and is material. Material information is any information that is likely to be important to investors.

Material non-public information may include information about:

•	Actual or possible mergers
•	Major litigation
•	New product introduction
•	Award of a large new contract
•	Earnings or forecast information
•	Stock splits

Policy Reference: Corporate Policy C1.18, Insider Trading Policy

Q: My family and friends often ask me about the company and whether they should buy the stock. What should I tell them?

A: The best course of action is to tell them that they should make their own investment decisions and that, if they need guidance, they should consult with their broker or other financial advisor. You are expected to avoid even the appearance of “tipping” or any other violation of insider trading laws and the company’s policy, especially given their complexity and potential to carry serious penalties.

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Electronic Communications

Parker’s electronic assets, including computers, telephones, cell phones, fax machines and copy machines, are meant to be used for company business. The information stored, transmitted or processed on these assets also belongs to Parker and can be monitored at any time.

Limited personal use of these assets is permitted only if it does not interfere with your work duties and is not related to an illegal activity or to any outside business. You should never store, send or download pornographic, sexually explicit images or messages; materials that promote violence, hatred or terrorism; or any other message that could be viewed as offensive or harassment.

If obscene material is found on any company electronic asset or on premises, disciplinary action will be taken and local authorities may be notified.

Policy Reference: Corporate Policy C1.17, Use of Computers

If you have a question about whether or not something is permissible, ask your manager first and obtain approval.
If you receive inappropriate unsolicited material, forward it to the Director of Security or any member of the Enterprise Compliance Office and then delete it immediately.

Q: I sometimes use e-mail to send personal messages when I’m at work. Is that OK?

A: Occasional personal use of e-mail is acceptable. However, you should understand that your e-mail is not private if you use company computers. You also must abide by all company policies when using company computers and you must never send harassing or inappropriate e-mails, personal advertisements or solicitations.

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Getting Help

If you have questions or concerns, you are encouraged to talk to your supervisor. He or she may have the information you need or have access to other resources available to you.

Another resource is your local Human Resources Department. Human Resources can assist you with work-related questions and concerns, as well as benefits information.

Yet another resource is your local Compliance Officer. At most locations, your Compliance Officer is the division/location Controller. Use this person as a resource if you don’t know where to go for help.

If you are not able to get the information you need from your supervisor or Human Resources, or are uncomfortable discussing the issue with them, you can contact the Enterprise Compliance Office at 216 896 2817.

There are times when you should discuss your concerns directly with the legal department. To contact the Office of the General Counsel, call 216 896 3000.

Although you are encouraged to resolve concerns with the resources listed above, if you are uncomfortable with these options, you can call Parker’s Integrity Line.

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Integrity Line

Parker’s Integrity Line is a resource employees can use to make inquiries or raise a concern about compliance and business conduct standards. The telephone lines and internet sites are operated by an outside company that has representatives available to take your call 24 hours a day, seven days a week. Calls are not traced or recorded. Providing your name may assist in addressing your concern but it is up to you to remain anonymous.

When you call the Integrity Line, you will speak to a specialist trained to listen to and document your concern. Please provide as much information as possible including examples. Interpreters are available to ensure that you are able to share your concern in your preferred language. Every effort will be made to keep the information confidential. Callers will be provided a tracking number so that you can call back to check the status of your call or internet report or see if the investigators have any questions.

For a list of telephone numbers for each country and e-mail addresses go to the Enterprise Compliance web site on POL and click on the Integrity/Ethics link. You will also find detailed instructions there on how to access and use the Integrity Line.

Retaliation

Parker takes claims of retaliation seriously. You should feel free to report any suspected violation of the law or this Code without fear that your employment will be affected. Parker will not tolerate retaliation against an employee who reports, in good faith, concerns about compliance with the law, this Code or any other business conduct concerns. Allegations of retaliation will be vigorously investigated and appropriate action taken.

If you believe you have been the subject of retaliation, call the Integrity Line or the Enterprise Compliance Office.

Waiving the Code of Conduct

There may be times when a formal waiver of a provision of the Code is required. A waiver can only be obtained in an extreme circumstance and only with the approval of the Vice President of Enterprise Compliance. If the individual involved is also a director or an executive officer of Parker, a waiver may be granted only by the Board of Directors and will be promptly disclosed to shareholders as required by applicable law and stock exchange listing regulations.

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Integrity Line

1 800 553 0440

Confidential. Available 24 hours a day, seven days a week.

US and Non-EU Countries: www.integrity-helpline.com/parker.jsp

EU Countries: www.financial-integrity.com/parker.jsp

PS-2009